Exhibit 99.1
CONTACTS:
Mark Carter, VP Strategic Initiatives and Investor Relations (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
July 22, 2010
Lance, Inc. Reports Strong Results for Second Quarter 2010
•	Reports 2010 second quarter EPS of $0.44 excluding special items, a 47% increase over the prior year second quarter EPS of $0.30

•	Reports 2010 second quarter EPS of $0.38 including special items, an increase of 27% over last year

•	Declares quarterly cash dividend of $0.16 per share

•	Updates full year 2010 earnings estimates
Charlotte, NC, — July 22, 2010 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue for the second quarter ended June 26, 2010 of $235.4 million, a slight decline from its prior year second quarter net revenue of $236.4 million. The Company’s branded product net revenue, which represented about 60% of total net revenue in the 2010 second quarter, increased approximately 1% from the second quarter of 2009. This increase was on top of exceptionally strong revenue in the same quarter last year. Sales of branded products to dollar stores, mass merchandisers and distributors increased compared to the same quarter last year due to the acquisition of Stella D’oro, new product offerings and growth of existing products with new and established customers. These gains were largely offset by volume declines in certain channels, including convenience stores, up-and-down the street customers, and food service establishments, and higher promotional costs compared to last year’s second quarter.
The Company’s non-branded product net revenue decreased approximately 2% in the 2010 second quarter, where single digit growth from private brands product sales, was more than offset by lower contract manufacturing revenues caused by the elimination of a short term contract.
Lance realized second quarter 2010 net income of $14.4 million excluding special items, or $0.44 per diluted share, as compared to second quarter 2009 net income of $9.5 million, or $0.30 per diluted share. Special items recognized during the second quarter of 2010 consisted of after-tax expenses of $2.1 million associated with severance and other termination costs related to the workforce reduction announced in June. Including the special items identified above, second quarter 2010 net income was $12.3 million, or $0.38 per diluted share.
Net revenue for the six months ended June 26, 2010 totalled $457.0 million, an increase of approximately 1% compared with the same period in the prior year. For the first six months of 2010, net income excluding special items was $15.6 million, or $0.48 per diluted share, compared to net income of $16.0 million, or $0.50 per diluted share, for the first six months of the prior year. The special items recognized during the first six months of 2010 consisted of $2.1 million of after-tax expenses related to the workforce reduction and professional fees in the second quarter, as well as $2.0 million of after-tax expenses associated with an unsuccessful bid for a targeted acquisition in the first quarter.
Comments from Management
“We are very pleased to be reporting such a strong second quarter.” commented David V. Singer, President and Chief Executive Officer. “Solid sales, focused expense control and continuing efficiency gains drove these outstanding results, and are a direct result of the focus and teamwork on the part of everyone at Lance. Both our DSD and Supply Chain networks delivered solid performance this quarter, as foundational changes implemented over the past several years continue to pay off. After a disappointing first quarter, I’m very pleased that we are back on track to achieve our goals and deliver results.”
Mr. Singer concluded, “Throughout the remainder of this year, we will remain focused on profitably growing our total business, while moving forward to finalize the recently announced merger with Snyder’s of Hanover. This merger allows us to create a stronger company that creates value for our shareholders with a broad line of leading snack food brands supported by a strong national DSD system. I am very pleased to have strong forward momentum from our second quarter as we look forward to the merger of these two great companies.”
Company 2010 Estimates Updated
The Company narrowed its earnings per diluted share estimate to a range of $1.15 to $1.25, excluding special items. The Company also reaffirmed its previously announced full year 2010 net revenue estimate range of $930 to $950 million. Capital expenditures are expected to be between $35 and $40 million for the year.
Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 10, 2010 to stockholders of record at the close of business on August 2, 2010.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Thursday, July 22, 2010 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on July 22nd and midnight on July 29th. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 88141916. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lanceinc.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website www.lanceinc.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc. headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers, sandwich cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Stella D’oro brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.

Cautionary Note Regarding Forward-Looking Statements
This press release contains statements which may be forward looking within the meaning of applicable securities laws. The statements relate to the future expectations, plans and prospects related to the proposed merger with Snyder’s of Hannover, Inc. and projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, risks from large customers, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of our supply chain or information technology systems, changes in consumer preferences, food industry and regulatory factors, and interest rate and foreign exchange rate risks, as well as those that have been discussed in our most recent Form 10-K filed with the Securities and Exchange Commission. Risks and uncertainties relating to the proposed merger include the risks that: (1) the parties will not obtain the requisite shareholder or regulatory approvals for the transaction; (2) the anticipated benefits of the transaction will not be realized; (3) the parties may not be able to retain key personnel; (4) the conditions to the closing of the proposed merger may not be satisfied or waived; and (5) the outcome of any legal proceedings to the extent initiated against Lance, Inc. or Snyder’s of Hanover, Inc. or their respective directors and officers following the announcement of the proposed merger is uncertain. These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 to be filed by Lance, Inc. with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.
Important Information for Investors and Stockholders
This press release discusses the proposed merger between Lance, Inc. and Snyder’s of Hanover, Inc. that will become the subject of a registration statement, which will include a joint proxy statement/prospectus, to be filed by Lance, Inc. with the SEC. This press release is not a substitute for the joint proxy statement/prospectus that Lance, Inc. will file with the SEC or any other document that Lance, Inc. may file with the SEC or Lance, Inc. or Snyder’s of Hanover, Inc. may send to its stockholders in connection with the proposed merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC OR SENT TO SHAREHOLDERS, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT ON FORM S-4, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. All documents, when filed, will be available in the case of Lance, Inc., free of charge at the SEC’s website (www.sec.gov) or by directing a request to Lance, Inc. through Dee Noon, assistant to the CFO, at 704-557-5727 and, in the case of Snyder’s of Hanover, Inc. by directing a request to John Bartman, VP of Human Resources, at 717-632-4477 ext 8802
Participants in the Solicitation
Snyder’s of Hanover, Inc., Lance, Inc. and their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the stockholders of Lance, Inc. A list of the names of those directors and executive officers and descriptions of their interests in Lance, Inc. and Snyder’s of Hannover, Inc. will be contained in the joint proxy statement/prospectus which will be filed by Lance, Inc. with the SEC. Stockholders may obtain additional information about the interests of the directors and executive officers in the proposed transaction by reading the joint proxy statement/prospectus when it becomes available.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2010	2009	2010	2009
Net revenue	$235,417	$236,355	$457,034	$452,163
Cost of sales	138,180	139,630	276,048	271,042

Gross margin	97,237	96,725	180,986	181,121

Selling, general and administrative	77,682	80,473	158,101	153,977
Other expense, net	174	547	3,785	608

Earnings before interest and income taxes	19,381	15,705	19,100	26,536

Interest expense, net	862	910	1,722	1,722

Income before income taxes	18,519	14,795	17,378	24,814

Income tax expense	6,245	5,267	5,874	8,834

Net income	$12,274	$9,528	$11,504	$15,980

Basic earnings per share	$0.38	$0.30	$0.36	$0.51
Weighted average shares outstanding – basic	31,978,000	31,552,000	31,868,000	31,477,000

Diluted earnings per share	$0.38	$0.30	$0.36	$0.50
Weighted average shares outstanding – diluted	32,502,000	32,293,000	32,370,000	32,163,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 26,	December 26,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$7,015	$5,418
Accounts receivable, net of allowances of $1,274 and $972, respectively	92,401	87,172
Inventories	56,209	58,037
Prepaid income taxes	3,466	238
Deferred income taxes	5,701	9,790
Prepaid expenses and other current assets	13,258	18,227

Total current assets	178,050	178,882

Other assets:
Fixed assets, net of accumulated depreciation of $290,454 and $281,191, respectively	220,168	225,981
Goodwill, net	91,464	90,909
Other intangible assets, net	34,798	35,154
Other noncurrent assets	5,807	5,365

Total assets	$530,287	$536,291

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,738	$29,777
Other payables and accrued liabilities	56,007	66,589

Total current liabilities	85,745	96,366

Other liabilities:
Long-term debt	116,000	113,000
Deferred income taxes	37,237	35,515
Other noncurrent liabilities	14,470	16,723

Total liabilities	253,452	261,604

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 32,409,886 and 32,093,193 shares outstanding, respectively	27,007	26,743
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	60,750	60,829
Retained earnings	177,511	176,322
Accumulated other comprehensive income	11,567	10,793

Total stockholders’ equity	276,835	274,687

Total liabilities and stockholders’ equity	$530,287	$536,291

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Six Months Ended
	June 26,	June 27,
	2010	2009
Operating activities
Net income	$11,504	$15,980
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	19,188	17,162
Stock-based compensation expense	3,609	3,512
Provision for doubtful accounts	508	952
Loss on sale of fixed assets	195	189
Impairment of long-lived assets	584	—
Changes in operating assets and liabilities	(12,675)	(17,487)

Net cash provided by operating activities	22,913	20,308

Investing activities
Purchases of fixed assets	(13,220)	(14,592)
Proceeds from sale of fixed and intangible assets	224	462
Proceeds from sale of assets held for sale	1,843	—

Net cash used in investing activities	(11,153)	(14,130)

Financing activities
Dividends paid	(10,314)	(10,158)
Issuances of common stock	1,720	2,158
Repurchases of common stock and restricted stock units	(4,668)	(127)
Net proceeds from existing credit facilities	3,000	5,000

Net cash used in financing activities	(10,262)	(3,127)

Effect of exchange rate changes on cash	99	150

Increase in cash and cash equivalents	1,597	3,201
Cash and cash equivalents at beginning of period	5,418	807

Cash and cash equivalents at end of period	$7,015	$4,008

Supplemental information:
Cash paid for income taxes, net of refunds of $22 and $154, respectively	$2,885	$3,702
Cash paid for interest	$1,689	$1,818

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)
Quarter Ended June 26, 2010

	Net of	Per Diluted
	Tax	Share
Net Income	$12,274	$0.38

Employee termination costs from workforce reduction	2,165	0.06

Net Income, excluding special items	$14,439	$0.44

*	Quarter includes $1,101 adjustment for income tax
Six Months Ended June 26, 2010

	Net of	Per Diluted
	Tax	Share
Net Income	$11,504	$0.36

Employee termination costs from workforce reduction	2,162	0.06
Unsuccessful bid for targeted acquisition	1,930	0.06

Net Income, excluding special items	$15,596	$0.48

*	Six month period includes $2,034 adjustment for income tax